================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Hathaway Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

               [LETTERHEAD OF HATHAWAY CORPORATION APPEARS HERE]


                                        September 18, 1997

Dear Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders of Hathaway Corporation to be held on Thursday, October 23, 1997, commencing at 3:00 p.m. (Mountain Time) at the Lone Tree Country Club, 9808 Sunningdale Blvd., Littleton, Colorado. The Board of Directors and management look forward to personally greeting those shareholders able to attend the meeting.

  At the Annual Meeting you will be asked to consider and vote on the election of six directors to serve until the next annual meeting and on a shareholder proposal, if presented.

  Your Board of Directors unanimously recommends a vote FOR the election of directors and AGAINST the shareholder proposal.

  Regardless of the number of shares you own and whether or not you plan to attend, it is important that your shares are represented and voted at the Meeting. Accordingly, you are requested to sign, date and mail the enclosed proxy at your earliest convenience.

  On behalf of the Board of Directors, thank you for your cooperation and support.


                                        Sincerely,

                          [SIGNATURE OF EUGENE E. PRINCE APPEARS HERE]

                                        Eugene E. Prince
                                        President, Chief Executive Officer
                                        and Chairman of the Board

                             HATHAWAY CORPORATION
                            8228 PARK MEADOWS DRIVE
                           LITTLETON, COLORADO 80124

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD OCTOBER 23, 1997

To the shareholders of
Hathaway Corporation:

  You are hereby notified that the annual meeting of shareholders (the Annual Meeting) of Hathaway Corporation, a Colorado corporation (the Company), will be held on October 23, 1997 at 3:00 p.m. (Mountain Time) at Lone Tree Country Club, 9808 Sunningdale Blvd., Littleton, Colorado, for the following purposes:

  1. to elect six persons to the Company's Board of Directors to serve until the next annual meeting of shareholders or until their successors are duly elected and have qualified;

  2. to vote on a shareholder proposal, if presented; and

  3. to consider and act upon such other business as may properly be presented for action at the Annual Meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on August 28, 1997 as the record date (the "Record Date") for the Annual Meeting. Only shareholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. The Company's transfer books will not be closed.

  The Board of Directors of the Company extends a cordial invitation to all shareholders to attend the Annual Meeting, as it is important that your shares be represented at the meeting. Even if you plan to attend the Annual Meeting, you are strongly encouraged to mark, date, sign and mail the enclosed proxy in the return envelope provided as promptly as possible.

  You may revoke your proxy by following the procedures set forth in the accompanying proxy statement. If you are unable to attend, your written proxy will assure that your vote is counted.

                                          By Order of the Board of Directors

                                          [SIGNATURE OF
                                           SUSAN M. CHIARMONTE APPEARS HERE]
                                          Susan M. Chiarmonte
                                          Secretary

Denver, Colorado
September 18, 1997

                             HATHAWAY CORPORATION
                            8228 PARK MEADOWS DRIVE
                           LITTLETON, COLORADO 80124

                                PROXY STATEMENT

  This proxy statement and the accompanying proxy card are being furnished to the holders of common stock, no par value (Common Stock), of Hathaway Corporation, a Colorado corporation (the Company), in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the annual meeting of shareholders (the Annual Meeting) to be held on October 23, 1997 at 3:00 p.m. (Mountain Time) at Lone Tree Country Club, 9808 Sunningdale Blvd., Littleton, Colorado, for the purposes set forth in the accompanying notice of annual meeting of shareholders. This proxy statement and the accompanying proxy card were first mailed to shareholders on or about September 18, 1997.

                           QUORUM AND VOTING RIGHTS

  The presence, in person or by proxy, of the holders of a majority of the votes represented by the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Broker non-votes are shares held in street name for which the broker indicates that instructions have not been received from the beneficial owners or other persons entitled to vote, and the broker does not have discretionary voting authority. Broker non-votes and abstentions will be counted as shares present in determining whether a quorum is present. The affirmative vote of the holders of two-thirds of the shares of Common Stock entitled to vote at the Annual Meeting is required for the election of directors (Item 1). Since election of directors requires the approving vote to be measured against all shares of Common Stock entitled to vote, withholding authority (including broker non-votes) from that vote is the equivalent of a vote against election of nominated directors. Approval of Item 2 requires the affirmative vote of a majority of the votes cast at the meeting. Shares counted as present for determination of a quorum, but not voted for Item 2, will be voted against Item 2 unless a contrary intent is apparent. The record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting is the close of business on August 28, 1997 (the Record Date). As of the close of business on the Record Date, there were 4,284,085 shares of Common Stock outstanding, each of which is entitled to one vote at the Annual Meeting.

  All shares of Common Stock represented by properly executed proxies will, unless such proxies have been revoked previously, be voted in accordance with the instructions indicated in such proxies. If no such instructions are indicated, such shares will be voted FOR the election of the six nominees for director (Item 1), AGAINST the shareholder proposal (Item 2) and in the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting. Any holder of Common Stock has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the Annual Meeting by filing with the Secretary of the Company written revocation of his or her proxy prior to the voting thereof, giving a duly executed proxy bearing a later date, or voting in person at the Annual Meeting. If a shareholder's shares are held by a nominee, the shareholder must bring to the Annual Meeting a written statement from the nominee confirming the shareholder's beneficial ownership of a stated number of shares and that such shares have not been voted by the nominee. Attendance by a shareholder at the Annual Meeting will not in itself revoke his or her proxy.

  Solicitation of proxies for use at the Annual Meeting may be made in person or by mail, telephone or telegram, by directors, officers and regular employees of the Company. Such persons will receive no special compensation for any solicitation activities. In addition, the Company has retained the services of D.F. King & Co. Inc. to aid in the solicitation of proxies in person, by mail, telephone or telegram at a fee of approximately $6,500 plus expenses. The Company will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock held of record by such entities, and the Company will, upon the request of such record holders, reimburse reasonable forwarding expenses. The costs of preparing, printing, assembling and mailing the proxy statement, proxy card and all materials used in the solicitation of proxies to shareholders of the Company, and all clerical and other expenses of such solicitation, will be borne by the Company.

                         ITEM 1: ELECTION OF DIRECTORS

  The Company's articles of incorporation and bylaws provide for a board consisting of not less than three and not more than six persons, as such number is determined by the Board of Directors. The board has determined that the board will consist of six directors, all of whom will be elected annually to serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until the director resigns or is otherwise removed.

  On February 4, 1997 the Board of Directors elected Mr. Delwin D. Hock to serve as a director until the next annual meeting. Mr. Hock replaced Marvin J. Fein, who retired in October 1996. Mr. Hock, who retired as Chairman of the Board of Public Service Company of Colorado in July 1997, was unanimously elected due to his extensive experience with the power industry and his strong standing in the business community.

  All incumbent directors have been nominated to succeed themselves as directors. The affirmative vote of the holders of two-thirds of the shares of Common Stock entitled to vote at the Annual Meeting is required for the election of directors. If the number of votes required for the election of directors is not received, directors will continue in office until the next annual meeting or until resignation or removal. Unless authority is withheld, it is intended that the shares represented by proxy at the Annual Meeting will be voted in favor of the six nominees named below. All nominees have agreed to serve if elected.

  If any nominee becomes unable or unwilling to serve at the time of the Annual Meeting, the shares of Common Stock represented by proxy at the Annual Meeting will be voted for the election of such other person as the Board of Directors of the Company may recommend.

            MANAGEMENT RECOMMENDS A VOTE "FOR" EACH NOMINEE NAMED.

NOMINEES

  The following information concerning the nominees for election as directors has been provided by the respective nominee:

      NAME                           AGE         POSITION WITH THE COMPANY
      ----                           ---         -------------------------
Eugene E. Prince.................... 65  President, Chief Executive Officer and
                                          Chairman of the Board of Directors
Richard D. Smith.................... 50  Executive Vice President, Treasurer,
                                          Chief Financial Officer and Director
Chester H. Clarridge................ 67  Director
Delwin D. Hock...................... 62  Director
Graydon D. Hubbard.................. 63  Director
George J. Pilmanis.................. 59  Director

  Mr. Prince has served as President and a director of the Company since October 1975, as Chief Executive Officer since September 1976 and as Chairman of the Board of Directors since January 1981.

  Mr. Smith has served as a director of the Company since August 1996. He has been Executive Vice President of the Company since August 1993 and Vice President of Finance and Treasurer since June 1983. From January 1990 until October 1996, Mr. Smith was the Company's Secretary. In August 1996 Mr. Smith assumed management responsibility for the Company's power systems and products group.

  Mr. Clarridge has served as a director of the Company since 1989. He has been a private consultant in the instrumentation and control industry since 1978.

  Mr. Hock was elected as a director of the Company in February 1997. He retired from his position as Chief Executive Officer of Public Service Company of Colorado, a gas and electric utility, in January 1996 and as Chairman of the Board of Directors in July 1997. From September 1962 to January 1996, Mr. Hock held various positions at Public Service Company. He serves as a director of J.D. Edwards & Company and American Century Investors.

  Mr. Hubbard has served as a director of the Company since 1991. He is a retired certified public accountant and was a partner of Arthur Andersen LLP, the Company's independent public accountants, in its Denver office for more than five years prior to his retirement in November 1989. Mr. Hubbard is also an author.

  Mr. Pilmanis has served as a director of the Company since 1993. He is chairman and president of Balriga International Corp., a privately held company concerned with business development in the Far East and Eastern Europe. From April 1989 to June 1994 he was president, CEO and a director of Novatank Corp, a privately held company which manufactures fiberglass storage tanks. In October 1994 Novatank Corp, which was then in voluntary liquidation, filed for bankruptcy under Federal bankruptcy laws.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors held four meetings during the fiscal year ended June 30, 1997. Each director attended 75% or more of the total number of meetings of the board held during the period for which he has been a director and all committees of the board on which such director served.

  The Board of Directors has established an Audit Committee and a Compensation Committee, each of which is composed of directors who are not employees of the Company. No nominating committee has been established. The Board of Directors selects the Company's nominees for election to the board. The board will consider nominees recommended by shareholders who meet the requirements for shareholder proposals set forth on the last page of the Proxy Statement.

  The principal responsibilities of the Audit Committee are to make recommendations to the Board of Directors concerning the selection of the firm of independent auditors and the scope of auditing and accounting matters and to consult with the Company's independent auditors regarding auditing and accounting matters. The members of the Audit Committee during the fiscal year ended June 30, 1997 were Messrs. Clarridge (Chairman) and Fein until his retirement from the board in October 1996. His temporary successor on the Audit Committee was Mr. Hubbard. In February 1997, Mr. Hubbard was replaced by Mr. Hock. The Audit Committee held one meeting during the fiscal year ended June 30, 1997. Representatives from the Company's independent auditors make a presentation annually to the Board of Directors after the completion of the fiscal year end audit. At that time, the entire Board has an opportunity to discuss issues with or ask questions of the auditors.

  The principal responsibility of the Compensation Committee is to make recommendations to the Board of Directors concerning the compensation of the Company's management employees including its executive officers. The members of the Compensation Committee are Messrs. Hubbard (Chairman) and Pilmanis. The Compensation Committee held one meeting during the fiscal year ended June 30, 1997.

                              EXECUTIVE OFFICERS

  Set forth below is information regarding the Executive Officers of the Company as of August 28, 1997.

     NAME                            AGE         POSITION WITH THE COMPANY
     ----                            ---         -------------------------
Eugene E. Prince....................  65 President, Chief Executive Officer and
                                          Chairman of the Board of Directors
Richard D. Smith....................  50 Executive Vice President, Treasurer,
                                          Chief Financial Officer and Director

  Information with respect to employment experience is provided above.

INDEBTEDNESS OF MANAGEMENT

  The Company encourages officers and directors to own shares in the Company and has lent money to officers and directors for the purpose of purchasing shares. During fiscal year 1997, Richard D. Smith, Director, Executive Vice President, Treasurer and CFO had an outstanding loan in the principal amount of $133,652 which he obtained for the purpose of exercising stock options. This loan was made pursuant to an Officer and Director Loan Plan which was approved by shareholders. Interest is payable at the applicable treasury rate which was 5.95% per annum during the first six months and 5.55% per annum during the last six months. The largest aggregate amount of indebtedness, including accrued interest outstanding during fiscal year 1997 was $141,365. The amount outstanding, including accrued interest, as of August 28, 1997, was $138,678. Mr. Smith paid accrued interest of $7,713 on December 31, 1996. The difference between interest paid by Mr. Smith and interest at a fair market value rate is considered compensation to Mr. Smith.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table and notes set forth, as of the Record Date, the beneficial ownership, as defined by the regulations of the Securities and Exchange Commission, of Common Stock by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock (based on the records of the Company's stock transfer agent or a representation by the beneficial owner), each director and nominee, each executive officer and all persons who serve as executive officers and directors of the Company, as a group.

                                              AMOUNT AND NATURE OF   PERCENT OF
   NAME AND ADDRESS OF BENEFICIAL OWNER      BENEFICIAL OWNERSHIP(1) CLASS (2)
   ------------------------------------      ----------------------- ----------
   Eugene E. Prince.........................        1,050,986(3)        24.4%
    8228 Park Meadows Drive
    Littleton, Colorado 80124
   Ira Albert...............................          385,500(4)         9.0%
    1304 SW 160th Avenue, Suite 209
    Ft. Lauderdale, FL 33326
   William Hugh Hintze......................          287,442(5)         6.7%
    Suite 19N, The Greenway
    14 Greenway Plaza
    Houston, TX 77046
   Frederick Dorwart........................          235,940(6)         5.5%
    Frederick Dorwart, Lawyers
    Old City Hall
    124 East 4th Street
    Tulsa, OK 74103-5010
   Richard D. Smith.........................          263,419(7)         6.1%
    8228 Park Meadows Drive
    Littleton, Colorado 80124
   Chester H. Clarridge.....................          157,458(8)         3.7%
   Graydon D. Hubbard.......................           26,000(9)         --
   George J. Pilmanis.......................           13,500(10)        --
   Delwin D. Hock...........................            6,000            --
   Directors and executive officers of the
    Company as a group (6 persons)..........        1,374,427(11)       31.5%

--------
 (1) All beneficial ownership is sole and direct unless otherwise noted.
 (2) No percent of class is shown for holdings of less than 1%.
 (3) Includes 22,500 shares of Common Stock which Mr. Prince has the right to acquire within 60 days of the Record Date upon exercise of options and 142,936 shares of Common Stock held by the Employees' Stock Ownership Plan and Trust (the "ESOP") as of the Record Date, as to which Mr. Prince could be deemed to have shared investment power as a trustee of the ESOP, (this same number of shares is included under Mr. Smith's beneficial ownership in footnote (7)) which includes 19,875 shares of Common Stock credited to the ESOP account of Mr. Prince. Includes 88,800 shares of Common Stock held by the Prince

    Children's Trusts, of which Mr. Prince's wife is trustee and as to which Mr. Prince disclaims beneficial ownership.
 (4) Based on Schedule 13D filed by Mr. Albert with the Securities and Exchange Commission on or about June 18, 1997; includes 219,300 shares of Common Stock, held by Albert Investment Associates, L.P., as to which Mr. Albert has sole voting power and disclaims beneficial ownership. Includes 143,700 shares of Common Stock held by various accounts as to which Mr. Albert has discretionary authority and disclaims beneficial ownership.
 (5) Based on stock transfer records, a written statement from a representative of the A.J. Hintze Qualified Trust provided to the Company on or about May 22, 1997 and Schedule 13D filed by the A.J. Hintze Qualified Trust with the Securities and Exchange Commission on or about September 18, 1995; includes 235,940 shares of Common Stock as to which Mr. Hintze shares voting and dispositive power with Frederick Dorwart, co-trustee of the A.J. Hintze Qualified Trust (this same number of shares is included under Mr. Dorwart's beneficial ownership in footnote (6)).
 (6) Based on a written statement from a representative of the A.J. Hintze Qualified Trust provided to the Company on or about May 22, 1997 and
     Schedule 13D filed by the A.J. Hintze Qualified Trust with the Securities and Exchange Commission on or about September 18, 1995; Mr. Dorwart shares voting and dispositive power with William Hugh Hintze, co-trustee of the A.J. Hintze Qualified Trust (this same number of shares is included under Mr. Hintze's beneficial ownership in footnote (5)).
 (7) Includes 27,000 shares of Common Stock which Mr. Smith has the right to acquire within 60 days of the Record Date upon exercise of outstanding options and 142,936 shares of Common Stock held by the ESOP as of the Record Date, as to which Mr. Smith could be deemed to have shared investment power as a trustee of the ESOP (this same number of shares is included under Mr. Prince's beneficial ownership in footnote (3)), which includes 4,189 shares of Common Stock credited to the ESOP account of Mr. Smith. Includes 92,583 shares of Common Stock held by Smith Family Trust, of which Mr. Smith is trustee.
 (8) Includes 4,500 shares of Common Stock which Mr. Clarridge has the right to acquire within 60 days of the Record Date upon exercise of outstanding options. Includes 17,212 shares of Common Stock owned by a trust of which Mr. Clarridge's wife is trustee, as to which Mr. Clarridge disclaims beneficial ownership. Includes 135,746 shares of common stock held by a trust as to which Mr. Clarridge shares voting and investment powers as a trustee.
 (9) Includes 13,500 shares of Common Stock which Mr. Hubbard has the right to acquire within 60 days of the Record Date upon exercise of outstanding options. Includes 5,000 shares of Common Stock held by Hubbard Family Partnership as to which Mr. Hubbard is managing general partner.
(10) Consists of 13,500 shares of Common Stock which Mr. Pilmanis has the right to acquire within 60 days of the Record Date upon exercise of outstanding options.
(11) Includes 81,000 shares of Common Stock which directors and executive officers have the right to acquire within 60 days of the Record Date upon exercise of outstanding options and 142,936 shares of Common Stock held by the ESOP as to which Mr. Prince and Mr. Smith have shared investment power as trustees of the ESOP, which includes 24,067 shares of Common Stock held by the ESOP for the accounts of Messrs. Prince and Smith.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

  The Board of Directors holds four full day meetings each year. Non-employee directors are compensated at the rate of $3,000 per full day meeting of the board, $900 for each additional one-half day meeting and $400 per hour for a phone meeting. Also, each director receives $900 per meeting attended of any committee of the board of which he is a member and $900 for each additional one-half day meeting. If a director attends a board or committee meeting which is held at a location outside of the Denver, Colorado area, he is compensated for travel time at the rate of $900 per each half day.

  Board members are compensated at the rate of $225 per hour for the time spent consulting with the Company at the request of the Board of Directors or the President, preparing minutes of the Audit or Compensation Committees and on special assignment of such committees. During the 1997 fiscal year, Mr. Clarridge received $450 and Mr. Hubbard received $225 for preparation of Committee Minutes and Mr. Pilmanis received $5,512 for special assignment services.

  Through February 1997, Mr. Clarridge was a paid consultant to the Company. He was primarily responsible for directly overseeing the Hathaway Automation Technology Division in Seattle, WA from January through August 1996. From September 1996 through February 1997, he provided consulting with respect to new business development. In fiscal year 1997, the fee paid to Mr. Clarridge for consulting services was $70,000. The arrangement was terminated effective March 1, 1997. Mr. Clarridge currently spends approximately 4 days per month as an unpaid consultant for the company primarily focusing on the acquisition of products and/or companies in the process instrumentation area. Mr. Clarridge's consulting involvement will be phased out over three years. As an incentive for his consulting services, Mr. Clarridge was granted an option on February 4, 1997 to purchase 36,000 shares at fair market value on the date of grant ($4.3125) of the Company's common stock exercisable over three years at one-third each year starting one year from the date of grant with an expiration date of thirty-nine months from the date of grant or upon discontinuance as a board member.

SUMMARY OF CASH AND OTHER COMPENSATION OF EXECUTIVE OFFICERS

  The following table shows the compensation earned by the Chief Executive Officer and one other executive officer (the "Named Executive Officers") whose total annual salary and bonus exceeded $100,000 for services to the Company during fiscal year 1997.

SUMMARY COMPENSATION TABLE

                                                           LONG-TERM
                                                      COMPENSATION AWARDS
                                                      -------------------
                                ANNUAL COMPENSATION
                                -------------------       SECURITIES       ALL OTHER
NAME & PRINCIPAL POSITION  YEAR   SALARY      BONUS   UNDERLYING OPTIONS  COMPENSATION
-------------------------  ---- ------------ ------   ------------------- ------------
Eugene E. Prince........
 Chairman, CEO, President  1997     $260,000   $0           67,500          $ 14,939(1)
                           1996     $258,794   $0                0          $(21,658)
                           1995     $248,962   $0                0          $  4,373
Richard D. Smith........
 Director, Exec. V.P.,
 Treasurer, CFO            1997     $143,000   $0           81,000          $ 15,590 (2)
                           1996     $142,362   $0                0          $ (2,419)
                           1995     $137,500   $0                0          $  9,935

--------
(1) All other compensation for Mr. Prince during fiscal year 1997 consists of Company contributions to defined-contribution plans of $3,179 and Company paid life insurance premiums of $11,760.
(2) All other compensation for Mr. Smith during fiscal year 1997 consists of Company contributions to defined contribution plans of $3,030, Company paid life insurance premiums of $10,845 and interest on a loan to Mr. Smith under the Officer and Director Loan Plan of $1,715 calculated as the difference between interest accrued and the fair market rate at the time the interest rate was set.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides a summary of all stock options granted during the 1997 fiscal year to the Named Executive Officers. It also shows a calculation of the potential realizable value if the fair market value of the Company's shares were to appreciate at either a 5% or 10% annual rate over the period of the option term.

                                                                            POTENTIAL REALIZABLE
                                                                          VALUE AT ASSUMED ANNUAL
                                                                            RATES OF STOCK PRICE
                                                                                APPRECIATION
                            INDIVIDUAL GRANTS                                 FOR OPTION TERM
------------------------------------------------------------------------- ------------------------
                                      PERCENT OF
                                     TOTAL OPTIONS
                                      GRANTED TO   EXERCISE OR
                           OPTIONS   EMPLOYEES IN  BASE PRICE  EXPIRATION
     NAME                GRANTED (1)  FISCAL YEAR   ($/SH)(2)     DATE        5%          10%
     ----                ----------- ------------- ----------- ---------- ----------- ------------
Eugene E. Prince........   67,500        13.4%       $2.8125   08/15/2003 $    77,285 $    180,108
Richard D. Smith........   81,000        16.1%       $2.8125   08/15/2003 $    92,743 $    216,130

--------
(1) The options granted have a seven year term with one-third exercisable each year in cumulative annual segments, starting one year from the date of grant. Grants permit the exercise of options in exchange for shares of the Company's common stock as well as for cash. In connection with a merger, sale of assets, share exchange, or change of control of the Company, any unexercised options become exercisable or the Committee may allow surrender for cash, substitution or cancellation.
(2) Exercise price was established at quoted market price for company shares on the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table sets forth information regarding option exercises during the 1997 fiscal year and unexercised stock options held as of the 1997 fiscal year end by each of the Named Executive Officers:

                                                                           VALUE OF UNEXERCISED
                                                 NUMBER OF UNEXERCISED         IN-THE-MONEY
                            SHARES     VALUE     OPTIONS AT FY-END(#)     OPTIONS AT FY-END($)(1)
                         ACQUIRED ON  REALIZED ------------------------- -------------------------
     NAME                EXERCISE (#)   ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
     ----                ------------ -------- ----------- ------------- ----------- -------------
Eugene E. Prince........    30,000    $65,625    22,500       45,000       $7,031       $14,063
Richard D. Smith........    21,000    $48,563    27,000       54,000       $8,438       $16,875

--------
(1) Fair market value of unexercised in-the-money options at fiscal year end is based on the closing price of $3.125 of Common Stock on June 30, 1997.

LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

  For fiscal years beginning July 1, 1996 long-term incentives are provided through stock option grants. See the table under OPTION GRANTS IN LAST FISCAL YEAR and the discussion under COMPENSATION COMMITTEE REPORT.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

  The Company has Employment Agreements with Eugene E. Prince and Richard D. Smith which became effective July 1, 1993 for an initial term of five years and continuing subsequently on a year-to-year basis unless the Company or the officers give termination notice at least 60 days prior to expiration of the initial or subsequent terms.

  Base Salary. The Agreements provide a base salary of not less than $250,000 for Mr. Prince and $137,500 for Mr. Smith, reviewed annually for increase on a merit basis. In August of 1995 their base salaries were increased to $260,000 and $143,000 respectively. Mr. Smith was increased to $150,000 in August of 1997.

  Annual Incentive Plan. Annual incentive bonuses are paid based on achievement levels established annually by the Board of Directors for return on equity and total shareholder return. No annual bonuses are paid if the Company has a net loss.

  Long-Term Incentive Plan Payment. The Company's long term incentive payment plan utilizes stock options.

  Certain Dispositions. Separate bonuses are paid for gains on dispositions of certain subsidiaries or divisions of the Company. This bonus for Mr. Prince is an amount equal to a percentage of the accumulative pre-tax gain recognized on a disposition in an amount equal to 2% of the first $5 million of accumulative pre-tax gain; 1.75% of the next $4 million of pre-tax gain; 1.5% of the next $3 million of pre-tax gain; 1.25% of the next $2 million of pre-tax gain; and 1% of any additional amount of pre-tax gain. Amounts for Mr. Smith are one-half the amounts stated for Mr. Prince.

  Other Provisions. Messrs. Prince and Smith participate in other benefits and perquisites as are generally provided by the Company to its employees. In addition, the Company pays for an annual physical exam and up to $5,000 each year in financial consulting for Mr. Prince, and provides both executives with a long-term disability insurance program, $500,000 of life insurance and an automobile.

  In the event of death, disability or termination by the Company prior to a change in control, other than for cause, the Agreements provide for limited continuations of salary and insurance benefits and for bonus prorations or settlements.

CHANGE OF CONTROL ARRANGEMENTS

  In 1989 the Company entered into agreements with Messrs. Prince and Smith pursuant to which, upon termination by the Company (other than for cause as defined in the Agreements) or by the executive for good reason (as defined in the Agreements) within 90 days prior to or 24 months following a change of control of the Company, each is entitled to receive a severance payment equal to 2.5 times the sum of current annual base salary plus the amount paid under the Incentive Compensation Plan for the preceding fiscal year, an allocation for incentive compensation for the current year up to the date of termination and two year continuation of insurance benefits. These agreements expire December 31 of each year, however, they are extended automatically on January 1 of each year for a term of two years, unless notice of non-renewal is given by the Company not later than the September 30 immediately preceding renewal. The Company has similar agreements (providing less severance payments) with eight other key managers. The change of control agreements require the key executives to remain in the employ of the Company for a specified period in the event of a potential change in control of the Company and provide employment security to them in the face of current pressures to sell the Company or in the event of take-over threats, so that they can devote full time and attention to the Company's efforts free of concern about discharge in the event of a change of control of the Company. These agreements are common at other public companies. They are not excessive and are within industry standards. In 1997, the Board of Directors considered termination of these agreements and determined that the reasons for executing change of control agreements in 1989 continue to be valid and concluded that notices of non-renewal would not be in the best interests of shareholders.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During fiscal year 1997 the Compensation Committee was comprised of Messrs. Hubbard and Pilmanis who are both non employees. See the caption EXECUTIVE COMPENSATION--COMPENSATION OF DIRECTORS for information concerning compensation paid to directors for attending and participating in board and committee meetings and special assignments.

--------

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the following report and the performance graph on page 10 shall not be incorporated by reference into any such filings.

--------

                         COMPENSATION COMMITTEE REPORT

  In fiscal 1993 the Committee engaged Towers Perrin, nationally known executive compensation consultants, to conduct an audit of the CEO's compensation package and, subsequently, to recommend provisions for a revised package. The Towers Perrin recommendations were incorporated into the five year employment contract for the CEO and a similar contract for the Executive Vice President, which were approved by the Board of Directors in fiscal 1994.

  Base salaries for Messrs. Prince and Smith are reviewed annually on a merit basis and compared to a national compensation survey under a policy to maintain salaries within a general range of 80% to 120% of the survey median. No salary increases were recommended by the Committee for fiscal 1994, 1995 or 1997 or for Mr. Prince for fiscal 1998. The Committee recommended salary increases of 4% for both executives for fiscal 1996 and a 5% increase for Mr. Smith for fiscal 1998.

  In recommending target levels of achievement for the Annual Incentive Plan, the Committee reviews past operating results and stock prices and the forecasts and business plans of the Company for the ensuing year. No bonuses were paid under the plan for fiscal 1995, 1996 and 1997 because threshold performance levels were not achieved or because the Company incurred operating losses. For fiscal 1998 the Committee recommended target achievement levels as follows: for total shareholder return, a 25% improvement in stock price; for return on equity, elimination of losses and achieving a modest level of profitability.

  The Company's long term incentive program is based on stock options. In making its recommendations for grants of stock options, the Committee considers customary business practices, the direct link between option share benefits and improving shareholder values, the enlarged operating responsibilities of Mr. Smith, the prior level of stock option grants for both executives, the current level of share options held by Messrs. Prince and Smith, the shares available for option and the total shares under option grants. The Committee also considers the Company's current operating conditions, under which it is vitally important to all shareholder interests, particularly during a time of vocal dissidence by a few shareholders, to have strong long-term incentives for management to remain positive and dedicated, well motivated and business focused. Option grants recommended by the Committee under this program are summarized under OPTION GRANTS IN LAST FISCAL YEAR.

                                          Graydon D. Hubbard
                                          George J. Pilmanis

                               PERFORMANCE GRAPH

  The following performance graph reflects change in the Company's cumulative total stockholder return on common stock as compared with the cumulative total return of the NASDAQ Stock Market Index and the NASDAQ Measuring and Controlling Devices Index for the period of five fiscal years ended June 30, 1997.

                         [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
    AMONG NASDAQ (U.S. COMPANIES), NASDAQ MEASURING DEVICES AND THE COMPANY

                                              NASDAQ
Measurement period              HATHAWAY     MEASURING    NASDAQ
(Fiscal Year Covered)         CORPORATION     DEVICES     (U.S.)
---------------------         -----------    ---------    ------
Measurement PT -
06/30/92                        $ 100.0      $ 100.0     $ 100.0

FYE 06/30/93                    $  48.0      $ 108.0     $ 126.0
FYE 06/30/94                    $  82.0      $ 111.0     $ 127.0
FYE 06/30/95                    $  55.0      $ 186.0     $ 170.0
FYE 06/30/96                    $  85.0      $ 244.0     $ 218.0
FYE 06/30/97                    $  69.0      $ 309.0     $ 265.0


                         COMPLIANCE WITH SECTION 16 (a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of the Company's Common Stock to report their ownership and any changes in that ownership to the Securities and Exchange Commission. The Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and greater than ten percent beneficial owners have been met.

                          ITEM 2: SHAREHOLDER PROPOSAL

  The following proposal was submitted by the A.J. Hintze Qualified Trust, 2503 Hodges Bend Circle, Sugar Land, Texas 77479, holder of 235,940 shares of Common Stock.

 Shareholder Proposal

  Resolved, it is requested that the Board of Directors seek potential buyers for Hathaway Corporation by taking all such actions deemed necessary or desirable in facilitating same, including, without limitation, the elimination of any shareholder rights plan (the so-called "poison pill"), "golden parachute" severance provisions which provide certain benefits and compensation to management in the event of a takeover or buyout, and reduction of the two-thirds voting requirement for the election of directors to a simple majority.

 Shareholder Supporting Statement

  The proponent of this proposal is a trust holding over 235,940 shares of Hathaway common stock. A proposal similar to that set forth above was introduced for a vote at the October 24, 1996 annual meeting of shareholders and received substantial approval.

  The proponent's disappointment with the performance of management and of Hathaway stock has continued into 1997 with the price per share dropping precipitously. This continued trend of low stock prices for Hathaway shares occurs during a rigorous bull market in general.

  The proponent believes that new management for Hathaway might enable Hathaway to achieve its full potential. As currently structured, however, potential buyers for Hathaway are undoubtedly discouraged by the obstacles placed in their way by current management such as the shareholders' rights plan and the generous severance packages which would substantially increase the price of acquiring Hathaway. Additionally, under the current governing corporate documents, directors may only be elected upon receiving the affirmative vote of the holders of two-thirds of the shares of common stock entitled to vote for the election of directors. Reducing the voting requirements for the election of directors to a simple majority is another suggested step in facilitating the entry of new management into Hathaway. Proponent believes that these management entrenchment devices are not in the best interest of Hathaway's shareholders and urges your "yes" vote on this proposal.

 The Company's Statement in Opposition

                PLEASE VOTE "AGAINST" THE SHAREHOLDER PROPOSAL.
                             -------

  This Shareholder Proposal is similar to proposals that have been presented at the last two annual meetings which have been defeated by substantial margins each year. The Board of Directors gives continuing consideration to whether it should seek a disposition of the Company. The board believes that the long term potential of the Company is substantially greater than the current market price. Competition in the Company's products is significant and the board believes that any affirmation that the Company is for sale would result in a serious competitive disadvantage in the Company's marketplace and could have an adverse affect on the Company's business. While the board believes it would be unwise to advertise the Company for sale, it will, of course, consider any serious proposals of interested parties on terms that would be fair to shareholders.

  The shareholder rights plan, the severance agreements and the two-thirds voting requirement for the election of directors are all provisions designed to assure the Company it will have an opportunity to negotiate any proposed acquisition of the Company rather than succumb to a takeover effort that is entirely on the terms of the offeror. Modern takeover efforts involve two-tiered tender offers and other techniques for confusing the terms of acquisition. In these situations, shareholders may be tempted to sell at a price lower than fair value because a failure to do so may result in an even lower price. It is in the best interest of the Company that any acquisition be negotiated in the interest of all shareholders and the anti-takeover devices described help assure that result.

                             ITEM 3: OTHER MATTERS

  The Board of Directors knows of no business to be presented for action at the Annual Meeting except as described above. However, if other matters are properly presented for a vote, the proxies will be voted upon such matters in accordance with the judgment of the persons acting under the proxies.

                         INDEPENDENT PUBLIC ACCOUNTANT

  Arthur Andersen LLP served as independent auditors of the Company for the fiscal year ended June 30, 1997. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting. He will have an opportunity to make a statement if he so desires, and is expected to be available to respond to appropriate questions.

  The Audit Committee of the Board of Directors has not yet made a recommendation to the Board of Directors with respect to the selection of independent certified public accountants for fiscal 1998.

                                 ANNUAL REPORT

  The Company's Annual Report for the year ended June 30, 1997 has been mailed to shareholders with this Proxy Statement.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  Shareholders' proposals for the 1998 annual meeting of shareholders must be submitted in writing to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement no later than May 22, 1998 in order to be presented at the annual meeting or be considered for inclusion in the Company's 1998 proxy statement and proxy card.

            PLEASE SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY.

                                          Hathaway Corporation

September 18, 1997

================================================================================

                              HATHAWAY CORPORATION
                            8228 PARK MEADOWS DRIVE
                           LITTLETON, COLORADO 80124

  The undersigned hereby appoints Eugene E. Prince and Richard D. Smith, or either of them, proxies of the undersigned, each with the power of substitution, and hereby authorizes them to vote, as designated below, all the shares of common stock, no par value, of the undersigned at the annual meeting of shareholders of Hathaway Corporation (the "Company") to be held on October 23, 1997, and at all adjournments thereof, with respect to the following:

ITEM 1. ELECTION OF DIRECTORS--Nominees of the Board:

    E.E. Prince, R.D. Smith, C.H. Clarridge, D.D. Hock, G.D. Hubbard, and
                                G.J. Pilmanis,

    [_] FOR all nominees                 [_] WITHHOLD AUTHORITY
        (except as indicated to              to vote for all nominees.
        the contrary below).

  INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PRINT THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW. IF AUTHORITY TO VOTE FOR NOMINEES IS NOT EXPRESSLY WITHHELD, IT SHALL BE DEEMED GRANTED.


  ----------------------------------------------------------------------------
                     (to be signed and dated on other side)

================================================================================

================================================================================

                          (continued from other side)

        MANAGEMENT RECOMMENDS VOTING "AGAINST" THE SHAREHOLDER PROPOSAL

ITEM 2. SHAREHOLDER PROPOSAL, if presented

        FOR [_]  AGAINST [_]  ABSTAIN [_]

        SHARES WILL BE VOTED AGAINST THE PROPOSAL IF INSTRUCTIONS ARE NOT GIVEN.

ITEM 3. OTHER MATTERS-In the proxies discretion on such other business matters as may properly come before the Annual Meeting.

  THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY, and may be revoked prior to its exercise. This proxy, when properly executed, will be voted as directed above by the undersigned shareholder. If no direction is made, it will be voted FOR the nominees named in Item 1, AGAINST the shareholder proposal, if presented, in Item 2, and in the proxies' discretion on such other business as may properly come before the annual meeting.
                                             ..................................

                                             By:...............................

                                             Your signature should appear
                                             exactly as your name appears in
                                             the space at the left. For joint
                                             accounts, all owners should sign.
                                             When signing in a fiduciary or
                                             representative capacity please
                                             give your full title as such.

                                             Date: ....................... 1997

                                             PLEASE SIGN AND RETURN THIS PROXY
                                             IN THE ENCLOSED POSTAGE PAID
                                             ENVELOPE AS PROMPTLY AS POSSIBLE

================================================================================